EXHIBIT 10.51

                       THIRD AMENDMENT TO THE
                  AMGEN RETIREMENT AND SAVINGS PLAN
           AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 1996


     The Amgen Retirement and Savings Plan As Amended and Restated Effective April 1, 1996 (the "Plan") is hereby amended, effective
January 1, 1997, as follows:


Section 2.32 of the Plan is amended to read in its entirety as follows:

2.32 "Hour of Service" means:

     (a) Each hour for which an Employee is directly or indirectly paid, or entitled to payment, by a member of the Affiliated Group for the performance of services,

     (b) Each hour for which an Employee is directly or indirectly paid, or entitled to payment, by a member of the Affiliated Group on account of a period of time during which no services are performed (without regard to whether the employment relationship between the Employee and the member of the Affiliated Group has terminated) due to vacation, holiday, illness, incapacity, disability, layoff, jury duty, military duty or leave of absence with pay, and

     (c) Each hour for which an Employee is directly or indirectly paid, or entitled to payment of an amount as back pay
          (without regard to mitigation of damages) either awarded or agreed to by a member of the Affiliated Group.

          The foregoing notwithstanding:

          (1) No more than 501 Hours of Service shall be credited to an Employee under Subsection (b) or (c) above on account of any single continuous period of time during which no services are performed.

          (2) An hour for which an Employee is directly or indirectly paid or entitled to payment by a member of the Affiliated Group on account of a period during which no services are performed shall not constitute an Hour of Service hereunder if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workers' compensation, unemployment compensation or disability insurance laws.

          (3) Hours of Service shall not be credited for payments that solely reimburse an Employee for medical or medically related expenses.

          (4) The same Hour of Service shall not be credited to an Employee both under Subsection (a) or (b) and under Subsection (c).

          (5) The computation period to which Hours of Service determined under Subsection (b) or (c) are to be credited shall be determined under applicable federal law and regulations, including, without limitation, Department of Labor Regulation Section 2530.200b-2(b),
               (c) and (d).

          The Company shall determine the number of Hours of Service, if any, to be credited to an Employee under the foregoing rules in a uniform and nondiscriminatory manner and in accordance with applicable federal laws and regulations, including, without limitation, Department of Labor Regulation Section 2530.200b-2(b), (c) and (d) and Section 2530.200b-3. For purposes of the application of Department of Labor Regulation Section 2530.200b-3, an Employee who is compensated on a salaried basis or for whom hourly records are not maintained shall be credited with ninety-five (95) Hours of Service for each semi-monthly payroll period for which he or she would be required to be credited with at least one Hour of Service under the preceding provisions of this section.

To record this Third Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 16th day of June, 1997.


                                   AMGEN INC.



                              By:  /s/ George  A. Vandeman
                                   George A. Vandeman

                         Title:    Senior Vice President,
                                   General Counsel and
                                   Secretary